Exhibit 99.1

News Release

Contact:	Constance C. Bienfait
Vice President
Investor Relations & Corporate Communications
Metabasis Therapeutics, Inc.
(858) 622-5575

METABASIS THERAPEUTICS APPOINTS DAVID F. HALE AS CHAIRMAN OF THE BOARD

SAN DIEGO, CA – September 14, 2006 — Metabasis Therapeutics, Inc. (Nasdaq: MBRX) announced today that David F. Hale has been appointed to the additional post of Chairman of the Board of Directors.  Mr. Hale has been a member of the Board of Directors of Metabasis since 1997 and currently serves as chairman of the Company’s Compensation Committee and as a member of the Audit Committee.   He brings three decades of senior management experience in the pharmaceutical and biotechnology industry to his role as Chairman of the Board of Metabasis.  Mr. Hale currently serves on the boards of directors of several other public and privately-held biotechnology and specialty pharmaceutical companies.

“As a long time board member of Metabasis, David has already played an important role in the Company’s excellent growth and progress” stated Dr. Paul Laikind, president and chief executive officer. “With four products at various stages of clinical development and a fifth expected to enter the clinic soon, we are concentrating increasingly on our strategic goals and commercial strategy.  David’s extensive previous senior management background, which includes significant commercialization experience in pharmaceutical markets, will serve as an excellent complement to the capabilities of the Metabasis team. In addition, we believe that splitting the chairman and chief executive officer functions is consistent with our goal of following best practices for corporate governance.  All of us on the management team look forward to working more closely with David as we approach the next stage of Metabasis’ journey toward becoming an important, profitable pharmaceutical company that delivers novel therapies to patients with debilitating and often life threatening diseases.”

About Metabasis (www.mbasis.com):

Metabasis Therapeutics is a biopharmaceutical company focused on the discovery, development and commercialization of novel drugs to address some of the world’s most widespread and costly chronic diseases involving pathways in the liver. The Company has established a pipeline that includes clinical stage and preclinical product candidates targeting major diseases with significant unmet medical needs. Targeted diseases include metabolic diseases such as diabetes, hyperlipidemia and obesity as well as liver diseases such as hepatitis and primary liver cancer. Metabasis has developed several proprietary technologies for use in discovering and optimizing drugs, including the NuMimetic™ and HepDirect® technologies. Metabasis is continuing to identify and develop new product candidates using its proprietary technologies and expertise.

Forward-Looking Statements:

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to Metabasis’ strategic goals and commercial strategy. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Metabasis’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties discussed in the “Risk Factors” section of Metabasis’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 and in Metabasis’ other filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement. Metabasis is providing this information as of this date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

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